SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Oritani Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Oritani Financial Corp.
370 Pascack Road
Township of Washington, New Jersey 07676

October 15, 2009

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Oritani Financial Corp.  Our Annual Meeting will be held at The Estate at Florentine Gardens, 97 Rivervale Road, River Vale, New Jersey 07675, on Tuesday, November 24, 2009 at 9:00 a.m. local time.

This year we are furnishing proxy materials to our stockholders over the Internet. You may read, print and download our 2009 Annual Report to Stockholders and our Proxy Statement at http://investor.oritani.com.  A direct link to the material is also available at http://files.shareholder.com/downloads/ORIT/725608849x0x323835/15DE95C9-C3CE-4B14-8B54-2F4AD3C58804/2010Proxy.pdf.  On October 15, 2009, we mailed our stockholders a notice containing instructions on how to access these materials and how to vote their shares online. The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by e-mail.  If you requested your materials via e-mail, the e-mail contains voting instructions and links to the materials on the Internet.

You may vote your shares by Internet, by telephone, by regular mail or in person at the Annual Meeting. Instructions regarding the various methods of voting are contained on the notice and on the Proxy Card.

The proxy materials describe the formal business to be transacted at the Annual Meeting, which includes a report on the operations of the Company.  Directors and officers of the Company will be present to answer any questions that you and other stockholders may have.  Included in the materials is our Annual Report on Form 10-K, which contains detailed information concerning the activities and operating performance of the Company.

The business to be conducted at the Annual Meeting consists of the election of two directors and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.  The Board of Directors unanimously recommends a vote “FOR” each of these matters.

On behalf of the Board, we request that you vote your shares now, even if you currently plan to attend the Annual Meeting.  This will not prevent you from voting in person, but will assure that your vote is counted.  Your vote is important.

Sincerely, /s/ Kevin J. Lynch Kevin J. Lynch Chairman of the Board, President and Chief Executive Officer

Oritani Financial Corp.
370 Pascack Road
Township of Washington, New Jersey 07676
(201) 664-5400

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On November 24, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Oritani Financial Corp. will be held at The Estate at Florentine Gardens, 97 Rivervale Road, River Vale, New Jersey 07675, on Tuesday, November 24, 2009 at 9:00 a.m. local time.

A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and acting upon:

1.	the election of two directors;

2.	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010; and

3.	to transact such other business as may properly come before the Annual Meeting, and any adjournments or postponement thereof.

The Board is not aware of any other such business.  Any action may be taken on the foregoing proposals at the Annual Meeting, including all adjournments thereof.  Stockholders of record at the close of business on October 1, 2009 are the stockholders entitled to vote at the Annual Meeting.  A list of stockholders entitled to vote will be available at 370 Pascack Road, Township of Washington, New Jersey 07676 for a period of twenty days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

By Order of the Board of Directors Oritani Financial Corp.
Township of Washington, New Jersey	/s/ Philip M. Wyks Philip M. Wyks
October 15, 2009	Corporate Secretary

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.  STOCKHOLDERS WHOSE SHARES ARE HELD IN REGISTERED FORM HAVE A CHOICE OF VOTING BY PROXY CARD, TELEPHONE OR THE INTERNET, AS DESCRIBED ON YOUR PROXY CARD.  STOCKHOLDERS WHOSE SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER HOLDER OF RECORD MUST VOTE IN THE MANNER DIRECTED BY SUCH HOLDER.  CHECK YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD TO SEE WHICH OPTIONS ARE AVAILABLE TO YOU.  ANY STOCKHOLDER OF RECORD PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM THE STOCKHOLDER OF RECORD TO VOTE IN PERSON AT THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 24, 2009 - THIS PROXY STATEMENT AND ORITANI FINANCIAL CORP.’S 2009 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT HTTP://INVESTOR.ORITANI.COM.  A DIRECT LINK TO THE MATERIAL IS ALSO AVAILABLE AT http://files.shareholder.com/downloads/orit/725608849x0x323835/15de95c9-c3ce-4b14-8b54-2f4ad3c58804/2010proxy.pdf.

TABLE OF CONTENTS

GENERAL INFORMATION	2
The 2009 Annual Meeting of Stockholders	2
Who Can Vote	3
How Many Votes You Have	3
Matters to Be Considered	3
How to Vote	3
Participants in Oritani Financial Corp. Benefit Plans	4
Quorum and Vote Required	4
Revocability of Proxies	4
Solicitation of Proxies	5
Recommendation of the Board of Directors	5
Security Ownership of Certain Beneficial Owners and Management	5
PROPOSAL I - ELECTION OF DIRECTORS	7
Directors and Executive Officers	7
Nominees for Director	7
Continuing Directors	8
Executive Officers of the Bank Who Are Not Also Directors	8
Corporate Governance, Code of Ethics and Business Conduct	9
Director Independence	9
Compensation and Corporate Governance Committee.	10
Board Nominations	10
Procedures for the Consideration of Board Candidates Submitted by Stockholders	11
Stockholder Communications with the Board	11
Audit Committee Report	12
Transactions with Certain Related Persons	13
The Compensation and Corporate Governance Committee	14
Compensation Discussion and Analysis	14
Executive Officer Compensation	20
Benefit Plans and Arrangements	24
Termination Payments	30
Director Compensation	33
PROPOSAL II - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	36
Fees Paid to KPMG	36
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public accounting firm	36
Required Vote and Recommendation of the Board	37
STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING	37
ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING	37
OTHER MATTERS	37

i

ORITANI FINANCIAL CORP.
PROXY STATEMENT FOR THE
2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 24, 2009

GENERAL INFORMATION

This Proxy Statement and accompanying Proxy Card and the Annual Report to Stockholders are being furnished to the stockholders of Oritani Financial Corp. (sometimes referred to as the “Company”) in connection with the solicitation of proxies by the Board of Directors for use at the 2009 Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, November 24, 2009, at 9:00 a.m., local time, at The Estate at Florentine Gardens, 97 Rivervale Road, River Vale, New Jersey 07675. The term “Annual Meeting,” as used in this Proxy Statement, includes any adjournment or postponement of such meeting.

This Proxy Statement is dated October 15, 2009 and is first being made available to stockholders on or about October 15, 2009.

The 2009 Annual Meeting of Stockholders

Date, Time and Place	The Annual Meeting of Stockholders will be held on Tuesday, November 24, 2009, at 9:00 a.m., local time, at The Estate at Florentine Gardens located at 97 Rivervale Road, River Vale, New Jersey 07675.

Record Date	October 1, 2009.

Shares Entitled to Vote	37,062,484 shares of Oritani Financial Corp. common stock were outstanding on the Record Date and are entitled to vote at the Annual Meeting.

Purpose of the Annual Meeting
To consider and vote on the election of two directors and the ratification of the appointment of KPMG LLP as Oritani Financial Corp.’s independent registered public accounting firm for the fiscal year ending June 30, 2010.

Vote Required
Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld, and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm will be determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”  All such votes will include the vote of Oritani Financial Corp., MHC (the “Mutual Holding Company”), which owns 74.4% of the Company’s outstanding shares of common stock as of the Record Date.

Your Board of Directors
Recommends A Vote in Favor of
The Proposals
Your Board of Directors unanimously recommends that stockholders vote “FOR” the election of each nominee listed in this Proxy Statement and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

Oritani Financial Corp.
Oritani Financial Corp., a federally chartered corporation, is the holding company for Oritani Bank, an FDIC-insured, New Jersey-chartered savings bank that operates from its main office and 18 full-service banking offices in northern New Jersey.  At June 30, 2009, Oritani Financial Corp. had $1.91 billion in total assets.  Our principal executive offices are located at 370 Pascack Road, Township of Washington, New Jersey 07676, and our telephone number is (201) 664-5400.

Oritani Financial Corp. completed its initial public stock offering on January 23, 2007, selling 12,165,649 shares, or 30.0% of its outstanding common stock, including 1,589,644 shares purchased by the Oritani Bank Employee Stock Ownership Plan.  Additionally, the Company contributed $1.0 million in cash and issued 811,037 shares of its common stock, or 2.0% of its outstanding shares, to the OritaniBank Charitable Foundation.  Oritani Financial Corp., MHC, a federally chartered mutual holding company, holds 27,575,476 shares, or 74.4%, of the Company’s issued and outstanding shares of common stock.

Who Can Vote

The Board of Directors has fixed October 1, 2009 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Oritani Financial Corp. common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On October 1, 2009, 37,062,484 shares of Oritani Financial Corp. common stock were outstanding and held by approximately 1,379 holders of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Oritani Financial Corp. common stock is necessary to constitute a quorum at the Annual Meeting.  The presence by proxy of the Mutual Holding Company’s shares of common stock will assure a quorum is present at the Annual Meeting.

How Many Votes You Have

Each holder of shares of Oritani Financial Corp. common stock outstanding on October 1, 2009 will be entitled to one vote for each share held of record. However, Oritani Financial Corp.’s charter provides that stockholders of record who beneficially own in excess of 10% of the then outstanding shares of common stock of Oritani Financial Corp. (other than the Mutual Holding Company) are not entitled to any vote with respect to the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate, as well as by any person acting in concert with such person or entity.

Matters to Be Considered

The purpose of the Annual Meeting is to vote on the election of two directors and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. You also may be asked to vote on a proposal to adjourn or postpone the Annual Meeting. Oritani Financial Corp. could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

How to Vote

We are making our proxy material available to our stockholders on the Internet. You may read, print and download our 2009 Annual Report to Stockholders and our Proxy Statement at http://investor.oritani.com.  A direct link to the material is also available at

http://files.shareholder.com/downloads/ORIT/725608849x0x323835/15DE95C9-C3CE-4B14-8B54-2F4AD3C58804/2010Proxy.pdf.  On October 15, 2009, we mailed a notice to stockholders containing instructions on how to access our proxy materials and vote online. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by email.

You may vote your shares by Internet, by telephone, by regular mail or in person at the Annual Meeting. Each of these voting options is described in the notice and the Proxy Card. You should complete and return your Proxy Card, or vote using the Internet or telephone voting options, in order to ensure that your vote is counted at the Annual Meeting, or at any adjournment of the Annual Meeting, regardless of whether you plan to attend.  If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted “FOR” the election of the two director nominees named in this Proxy Statement and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to vote in person at the Annual Meeting. If you want to vote your shares of Oritani Financial Corp. common stock that are held in street name in person at the Annual Meeting, you will need a written proxy in your name from the broker, bank or other nominee who holds your shares.

The Board of Directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies on the Proxy Card in their best judgment.

Participants in Oritani Financial Corp. Benefit Plans

If you are a participant in the Oritani Bank Employee Stock Ownership Plan or another benefit plan through which you own shares of Oritani Financial Corp. common stock, you will have received with this Proxy Statement voting instruction forms with respect to shares you may vote under the plans.  Although the trustee or administrator votes all shares held by the plan, each participant may direct the trustee or administrator how to vote the shares of Oritani Financial Corp. common stock allocated to his or her plan account. If you own shares through any of these plans and do not vote, the respective plan trustees or administrators will vote the shares in accordance with the terms of the respective plans.

Quorum and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Oritani Financial Corp. common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is “Withheld.”  The ratification of the appointment of KPMG LLP as our independent registered public accounting firm will be determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

The Mutual Holding Company intends to vote in favor of the director nominees and in favor of the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of Oritani Financial Corp. prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date;

•	using the Internet or telephone voting options explained on the Proxy Card; or

•	voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Oritani Financial Corp.
370 Pascack Road
Township of Washington, New Jersey 07676
Attention:  Philip M. Wyks, Corporate Secretary

If your shares are held in street name, your broker votes your shares and you should follow your broker’s instructions regarding the revocation of proxies.

Solicitation of Proxies

Oritani Financial Corp. will bear the entire cost of soliciting proxies from you. In addition to the solicitation of proxies by mail, Oritani Financial Corp. will request that banks, brokers and other holders of record send proxies and proxy material to the beneficial owners of Oritani Financial Corp. common stock and secure their voting instructions. Oritani Financial Corp. will reimburse such holders of record for their reasonable expenses in taking those actions. If necessary, Oritani Financial Corp. may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, personally or by telephone, facsimile or letter.

Recommendation of the Board of Directors

Your Board of Directors unanimously recommends that you vote “FOR” each of the nominees for director listed in this Proxy Statement and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups who beneficially own in excess of five percent of the issued and outstanding shares of the Company’s common stock are required to file certain reports with the Securities and Exchange Commission (the “SEC”).  The following table sets forth, as of October 1, 2009, certain information regarding persons who beneficially owned more than five percent of the Company’s issued and outstanding shares of Common Stock:

Principal Stockholder

Name and Address of Beneficial Owners	Number of Shares Owned and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding(1)

Oritani Financial Corp., MHC 370 Pascack Road Township of Washington, New Jersey 07676	25,575,476(2)	74.4%

(1)	Based on 37,062,484 shares of Oritani Financial Corp. common stock outstanding on October 1, 2009.
(2)
Based on a Schedule 13G filed by Oritani Financial Corp., MHC with the SEC on January 24, 2007.  The Board of Directors of Oritani Financial Corp., MHC consists of those persons who serve on the Board of Directors of Oritani Financial Corp.

Management

The following table sets forth information about the shares of Oritani Financial Corp. common stock owned by each nominee for election as director, each incumbent director, each named executive officer identified in the summary compensation table included elsewhere in this Proxy Statement, and all nominees, incumbent directors and executive officers as a group, as of October 1, 2009.

Name	Position(s) held with Oritani Financial Corp. and/or Oritani Bank	Shares Owned Directly and Indirectly (1)		Options Exercisable within 60 days	Beneficial Ownership	Percent of Class	Unvested Stock Awards included in Beneficial Ownership
NOMINEES
Michael A. DeBernardi	Director, Executive Vice President and Chief Operating Officer	122,371		35,767	158,138	*	76,303

Robert S. Hekemian, Jr.	Director	101,904		23,845	125,749	*	41,330

DIRECTORS CONTINUING IN OFFICE

Nicholas Antonaccio	Director	72,150		23,845	95,995	*	41,330

Kevin J. Lynch	Chairman, President and Chief Executive Officer	269,083		79,482	348,565	*	158,965

James J. Doyle, Jr.	Director	82,063		23,845	105,908	*	41,330

John J. Skelly, Jr.	Director	119,213		23,845	143,058	*	41,330

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

John M. Fields, Jr.	Executive Vice President and Chief Financial Officer	122,227		35,767	157,994	*	76,303

Thomas G. Guinan	Executive Vice President and Chief Lending Officer	107,394		35,767	143,161	*	76,303

Philip M. Wyks	Senior Vice President and Corporate Secretary	26,404		5,299	31,703	*	12,000

All directors and executive officers as a group (15 persons)		1,173,722	(2)	306,006	1,479,728	3.99%	605,196

*	Less than 1%
(1)
Unless otherwise indicated, each person effectively exercises sole, or shared with spouse, voting and dispositive power as to the shares reported.  Totals include unvested stock awards that were granted pursuant to the 2007 Equity Incentive Plan.  The totals for Messrs. Skelly and Hekemian include 50,000 shares and 16,241 shares, respectively, owned through a company in which each individual has a beneficial ownership.

(2)	Includes 38,724 shares of common stock allocated to the accounts of executive officers under the Oritani Bank Employee Stock Ownership Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

The Common Stock is registered with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”).  The officers and directors of the Company and beneficial owners of greater than 10% of the Common Stock are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock.  SEC rules require disclosure in the Company’s Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Common Stock to file a Form 3, 4, or 5 on a timely basis.  Based on the Company’s review of ownership reports, no officer or director failed to file ownership reports on a timely basis for the fiscal year ended June 30, 2009.

PROPOSAL I - ELECTION OF DIRECTORS

The Board of Directors currently consists of six (6) members and is divided into three classes, with one class of directors elected each year.  Two directors will be elected at the Annual Meeting to serve for a three-year period and until their respective successors have been elected and shall qualify.

The Board has nominated Michael A. DeBernardi and Robert S. Hekemian, Jr. for election as directors, each of whom has agreed to serve if so elected. Please refer to the sections entitled “―Directors and Executive Officers” and “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding the nominees.

It is intended that the proxies solicited on behalf of the Board (other than proxies in which the vote is withheld as to the nominees) will be voted at the Annual Meeting FOR the election of the nominees.  If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board may recommend.  At this time, the Board knows of no reason why the nominees would be unable to serve if elected.  Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

Directors and Executive Officers

Following is a summary of the relevant business experience for each of the Company’s directors and executive officers.

Nominees for Director

Michael A. DeBernardi, age 55, served as Lead Director until April 2008 when he was appointed Executive Vice President and Chief Operating Officer of Oritani Bank.  Mr. DeBernardi has previously served in executive positions with AT&T Capital Corporation; Newcourt Credit Group; CIT Global Vendor Finance; Aternus Partners, LLC, and US Express Leasing.  Mr. DeBernardi is also a trustee of Chilton Memorial Hospital in Pompton Plains, NJ where he serves as Vice-Chairman of the Audit Committee and Co-Chairman of the Strategic Planning Committee.

Robert S. Hekemian, Jr., age 49, has been with the 75-year-old, family-owned Hekemian & Co., Inc. since 1982, becoming President and Chief Operating Officer in 2004.  Hekemian & Co. and its affiliates own, manage and develop apartments, shopping centers and mixed-use projects primarily throughout New Jersey, Maryland, Virginia, New York and Pennsylvania.

Continuing Directors

Terms to Expire 2010

Nicholas Antonaccio, age 62, is President of CMA Enterprises LLC, a financial advisory firm founded by Mr. Antonaccio in 2000.  Previously, Mr. Antonaccio was the chief financial officer at a variety of public and private companies, including serving for five years as senior vice president and chief financial officer of Copelco Capital, Inc.

Kevin J. Lynch, age 63, has been the President and Chief Executive Officer of Oritani Bank since 1993 and has served as President and Chief Executive Officer of Oritani Financial Corp. since its creation in 1998.  Mr. Lynch is a director of the Federal Home Loan Bank of New York and serves on its Executive, Compensation, and Housing Committees.  He is also a director of Pentegra Retirement Services Financial Institutions Retirement Fund, a national provider of full-service retirement programs.  Mr. Lynch is a former Chairman of the New Jersey League of Community and Savings Bankers and served as a member of its Board of Governors for several years, and also served on the Board of Directors of Thrift Institutions Community Investment Corp.  Mr. Lynch is a member of the Professional Development and Education Committee of the American Bankers Association.  He is a member of the American Bar Association and a former member of the Board of Directors of Bergen County Habitat for Humanity.

Terms to Expire 2011

James J. Doyle, Jr., age 59, served as the President and Chief Executive Officer of Chilton Memorial Hospital from 1991 until 2004, and also as a consultant to The Chilton Memorial Hospital’s Foundation Board until 2008.  Mr. Doyle has also served as Executive Vice President of Atlantic Health System from 1994 until 1998, and Executive Vice President of the Valley Health System from 1998 until 2002.

John J. Skelly, Jr., age 69, is the President and Chief Executive Officer of West Side Management, which owns and manages affordable and low-income housing developments throughout New Jersey, New York and Maryland.  Mr. Skelly also served as the Deputy Commissioner of Housing for the City of New York and was a founding Board Member for Habitat for Humanity of Greater Jersey City.

Executive Officers of the Bank Who Are Not Also Directors

John M. Fields, Jr., age 46, has been employed by the Company since 1999 and currently serves as Executive Vice President and Chief Financial Officer.  He is also responsible for information technology, electronic banking and deposit operations, as well as investment and treasury functions.  Prior to 1999, Mr. Fields, Jr. was chief accounting officer and controller at a local publicly-traded financial institution.  Mr. Fields, Jr. is a certified public accountant.

Thomas Guinan, age 45, has been employed by the Company since 2003 and currently serves as Executive Vice President and Chief Lending Officer.  Prior to that, Mr. Guinan served as a senior vice president of commercial lending at a local financial institution.  Mr. Guinan is responsible for overseeing all aspects of the retail and commercial lending operations of Oritani Bank, including originations, portfolio growth and developing strategies to enhance the Banks market share and profitability

Philip M. Wyks, age 55, has been employed by the Company since 1976 and currently serves as Senior Vice President and Secretary.  Mr. Wyks is also responsible for facilities management.  In addition, Mr. Wyks is a director of Thrift Institutions Community Investment Corporation, a subsidiary of the New Jersey League of Community Bankers that assists League members in forming consortia to originate loans on low to moderate income housing loans and initiate economic development projects throughout the State of New Jersey.

Anthony V. Bilotta, Jr., age 49, began employment with the Company in 2008 as Senior Vice President Retail Banking.  Prior to that, Mr. Bilotta served as senior vice president of retail banking at a local financial institution. Mr. Bilotta is responsible for all aspects of retail branch banking, sales development, and the Company’s marketing program.

Rosanne P. Buscemi, age 57, has been employed by Oritani Bank since 1978 and currently serves served as Senior Vice President–Chief Compliance Officer.  Ms. Buscemi also assists with training as well as oversight of new branch development and renovations.

Anne Mooradian, age 48, has been employed by Oritani Bank since 1985 and currently serves as Senior Vice President and Human Resources Officer. Ms. Mooradian has also held branch retail positions at Oritani Bank.

Paul M. Cordero, age 54, has been employed by Oritani Bank since 1980 and currently serves as Vice President and Chief Residential Lending Officer.

Ann Marie Jetton, age 43, has been employed by Oritani Bank since 2000 and currently serves as Vice President and Principal Accounting Officer

Paul C. Skinner, age 47, began employment with the Company in 2008 as Vice President/Chief Information Officer.  Prior to that, Mr. Skinner served as senior vice president of information technology and operations at a local financial institution. Mr. Skinner is responsible for information technology, deposit operations, electronic banking and also serves as the Company's privacy officer.

Corporate Governance, Code of Ethics and Business Conduct

Oritani Financial Corp. is committed to maintaining sound corporate governance principles and the highest standards of ethical conduct and is in compliance with applicable corporate governance laws and regulations.

The Board has adopted a code of ethics for the principal executive officer, principal financial officer, principal accounting officer and all persons performing similar functions, and corporate governance guidelines for directors.  These codes are designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.  Both of these documents are available on the Company’s website at www.oritani.com.  Amendments to and waivers from the code of ethics and corporate governance guidelines for directors are disclosed on the Company’s website.

Director Independence

The Board has determined that, except as to Mr. Lynch and Mr. DeBernardi, each member of the Board is an “independent director” within the meaning of the Nasdaq corporate governance listing standards and the Company’s corporate governance policies.  Mr. Lynch and Mr. DeBernardi are not considered independent as each is an executive officer of the Company.

In addition, the Board of Directors has appointed Mr. Antonaccio as Lead Director.  In this capacity, Mr. Antonaccio chairs the meetings of the independent directors and other meetings of the Board when the Chairman is excused or absent.  Mr. Antonaccio also acts as liaison between the Chairman and the independent directors.

During fiscal 2009, each of Directors John J. Skelly, Jr., James J. Doyle, Jr. and Kevin J. Lynch had residential mortgage loans with Oritani Bank.  Additionally, Oritani Bank had loans outstanding to entities in which Directors Hekemian and Skelly had an ownership interest in the amounts of $25.2 million and $8.8 million, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public.  Oritani Financial Corp. also utilizes the property management services of Hekemian & Co., Inc. to manage two properties owned by its subsidiaries.  Director Hekemian has a partial ownership interest in Hekemian & Co., Inc.  During the fiscal year ended June 30, 2009, Oritani Financial Corp., through its subsidiaries, paid $87,000 to Hekemian & Co., Inc. for these management services.  In addition, during the fiscal year ended June 30, 2009, Oritani Bank made rent payments for its Cliffside Park branch totaling  $88,080 to the landlord, Willet & Co. Director Hekemian has a partial ownership interest in Willet & Co.  The terms of these agreements were determined in the ordinary course of business and were made on substantially the same terms by us as could have been made with unaffiliated parties.

Board Meetings and Committees

The Board of Directors of Oritani Financial Corp. and Oritani Bank met 12 times during the fiscal year ended June 30, 2009. All directors attended all Board and Committee meetings during fiscal 2009, including Board and committee meetings of Oritani Bank.  Executive sessions of the independent directors are regularly scheduled.  Although not required, attendance of Board members at the Annual Meeting of Stockholders is encouraged.  Each of the Company’s directors attended the Company’s 2008 Annual Meeting of Stockholders.

The Company and Oritani Bank have four standing Board committees: Compensation and Corporate Governance Committee; Audit Committee; Loan Committee; and CRA and Compliance Committee.

Compensation and Corporate Governance Committee.

The Compensation and Corporate Governance Committee, currently consisting of Messrs. Doyle (Chair), Antonaccio, Hekemian and Skelly, is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning.  The committee also is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance policies and procedures.  Each member of the Compensation and Corporate Governance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.  Our Compensation and Corporate Governance Committee operates under a written charter, which is available at our website at www.oritani.com. The Compensation and Corporate Governance Committee met four times during fiscal year 2009.

Board Nominations

The Compensation and Corporate Governance Committee identifies nominees by evaluating the current members of the Board willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.  If any member of the Board does not wish to continue in service, or if the Compensation and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Compensation and Corporate Governance Committee would solicit suggestions for director candidates from all Board members and may consider candidates submitted by stockholders.  In addition, the Compensation and Corporate Governance Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.  The Compensation and Corporate Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with those of the Company;

•	has experiences and achievements that have given him/her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his/her responsibilities to the Company and its stockholders; and

•	has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Compensation and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” in accordance with the listing standards of the Nasdaq Stock Market, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an “audit committee financial expert.” Additionally, under the Bylaws, a person is not qualified to serve as a director if he or she has been subject to certain regulatory or legal actions.

Procedures for the Consideration of Board Candidates Submitted by Stockholders

The Compensation and Corporate Governance Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Stockholders can submit the names of candidates for director by writing to the Chair of the Nominating and Corporate Governance Committee, at Oritani Financial Corp., 370 Pascack Road, Township of Washington, New Jersey 07676.  The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Compensation and Corporate Governance Committee;

•	the qualifications of the candidate and why this candidate is being proposed;

•
the name and address of the nominating stockholder as he/she appears on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•
the name, address and contact information for the nominated candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	a statement detailing any relationship between the candidate and the Company and between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must also comply with the procedural and informational requirements described in “Advance Notice Of Business To Be Conducted at an Annual Meeting.”

Stockholder Communications with the Board

A stockholder of the Company who wants to communicate with the Board or with any individual director can write to the Chair of the Compensation and Corporate Governance Committee at Oritani Financial Corp., 370 Pascack Road, Township of Washington, New Jersey 07676.  The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership.  Depending on the subject matter, the Chair will:

•	Forward the communication to the director(s) to whom it is addressed;

•	Handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, the Chair of the Compensation and Corporate Governance Committee shall present a summary of all communications received since the last meeting and make those communications available to the directors upon request.

Audit Committee

The Audit Committee, currently consisting of Messrs. Antonaccio (Chair), Doyle, Hekemian and Skelly, is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board.  Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market and under Securities and Exchange Commission Rule 10A-3.  The Board of Directors believes that Mr. Antonaccio qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the Securities and Exchange Commission.  The Audit Committee met 16 times in fiscal year 2009.

Our Audit Committee operates under a written charter, which is available at our website at www.oritani.com.  The duties and responsibilities of the Audit Committee include, among other things:

•	sole authority for retaining, evaluating and removing the Company’s independent registered public accounting firm to audit the annual financial statements;

•
in consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of Oritani Financial Corp.’s financial reporting processes, both internal and external;

•	reviewing the financial statements and the audit report with management and the independent registered public accounting firm;

•	reviewing earnings and financial releases and quarterly and annual reports filed with any governmental body; and

•	review and pre-approve engagements for audit and non-audit services by the independent registered public accounting firm.

The Audit Committee reports to the Board of Directors on its activities and findings.

Audit Committee Report

Pursuant to rules and regulations of the Securities and Exchange Commission, this Audit Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Oritani Financial Corp. specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

Management has the primary responsibility for the Company’s internal controls and financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company

Accounting Oversight Board and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its ongoing activities, the Audit Committee has:

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2009;

•
met with the Company’s CEO, CFO, internal auditors and the independent registered public accounting firm, both together and in separate executive sessions, to discuss the scope and the results of the audits and the overall quality of the Company’s financial reporting and internal controls;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended;

•
received the written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the independent registered public accounting firm its independence from the Company; and

•	pre-approved all audit, audit related and other services to be provided by the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and be filed with the SEC.  In addition, the Audit Committee appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010. Although not required, this appointment is being presented for stockholder ratification at the Annual Meeting of Stockholders.

The Audit Committee
Nicholas Antonaccio (Chair)	Robert S. Hekemian, Jr.
James J. Doyle, Jr.	John J. Skelly, Jr.

Transactions with Certain Related Persons

Federal law and regulation generally require that all loans or extensions of credit to executive officers and directors must be made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Oritani Bank or the Company and must not involve more than the normal risk of collectibility or present other unfavorable features.  However, applicable regulations permit executive officers and directors to receive the same terms through loan programs that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from:  (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director.  There are several exceptions to this general prohibition, one of which is applicable to Oritani Bank.  Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act.  All loans to the Company’s directors and officers are made in conformity with the Federal Reserve Act and Regulation O.

The aggregate amount of our loans to our executive officers and directors, and their related entities, was $36.6 million at June 30, 2009.  These loans were performing according to their original terms at June 30, 2009.  See “Director Independence” for additional disclosure concerning transactions between certain directors and Oritani Financial Corp. or Oritani Bank.

Executive Compensation

Compensation and Corporate Governance Committee Interlocks and Insider Participation

Our Compensation and Corporate Governance Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer.  The Compensation and Corporate Governance Committee consists of Directors Doyle (Chair), Antonaccio, Hekemian and Skelly.  None of these individuals was an officer or employee of Oritani Financial Corp. or Oritani Bank during the fiscal year ended June 30, 2009, or is a former officer of Oritani Financial Corp. or Oritani Bank.

During the fiscal year ended June 30, 2009, (i) no executive of Oritani Financial Corp. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation and Corporate Governance Committee of Oritani Financial Corp.; (ii) no executive officer of Oritani Financial Corp. served as a director of another entity, one of whose executive officers served on the Compensation and Corporate Governance Committee of Oritani Financial Corp.; and (iii) no executive officer of Oritani Financial Corp. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Oritani Financial Corp.

Compensation and Corporate Governance Committee Report

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation and Corporate Governance Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Oritani Financial Corp. specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Compensation and Corporate Governance Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Corporate Governance Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation and Corporate Governance Committee
James J. Doyle (Chair)	Robert S. Hekemian
Nicholas Antonaccio	John J. Skelly, Jr.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The goal of the Executive Compensation Program is to enable the Company to attract, develop, and retain strong executive officers capable of maximizing the Company’s performance for the benefit of its stockholders.  The Company’s compensation philosophy is to provide competitive compensation opportunities that are aligned with its financial performance and the generation of value for stockholders through stock-price appreciation.  The Company’s focus is on retaining and motivating key executives, maintaining profitability, asset quality and loan growth, while aggressively controlling expenses.

Role of the Compensation and Corporate Governance Committee

The Compensation and Corporate Governance Committee (“C&CG Committee”) assists the Board of Directors in discharging its responsibilities regarding the Company’s compensation and benefit plans and practices.  Authority granted to the C&CG Committee is established in its charter, which is available on the Company’s website at www.oritani.com.  The C&CG Committee meets as necessary.  One of the responsibilities of the C&CG Committee is to provide, on an annual basis, final approval of the significant components of the total compensation of the named executive officers.  In making these determinations, the C&CG Committee considers the executive’s level of job responsibility, the compensation paid by peers for similar levels of responsibility, industry survey data regarding executive compensation, the financial condition and performance of the Company, and an assessment of the executive’s individual performance.  The C&CG Committee also strongly considers the recommendations of the CEO regarding the other named executive officers.  The actions of the C&CG Committee are presented for discussion at meetings of the full Board of Directors.

Use of Outside Advisors and Survey Data.  The C&CG Committee uses industry survey data from independent sources and had previously engaged a consulting firm to assist it in performing its duties.  The independent sources of industry survey data utilized by the C&CG Committee are the executive compensation reports prepared by the New Jersey League of Community Bankers and L.R. Webber Associates, Inc. (“Webber Survey”).  The Webber Survey provides timely and reliable information on wages, salaries, employee benefits, and compensation practices and trends for financial institutions.  It is widely utilized within the industry.  The C&CG Committee engaged a compensation consulting firm, GK Partners, to prepare a compensation report and analysis in connection with the compensation package of the named executive officers.  The report they produced is dated September 28, 2007.  GK Partners is an independent, executive compensation consulting firm with experience in, and knowledge of, the financial services industry.  The data contained in their report were still considered pertinent and appropriate for usage by the C&CG Committee in performing its responsibilities in calendar 2008.  GK Partners was not engaged specifically for calendar 2008 data in order to save costs.  They have been engaged for 2009.  The peers selected for the 2007 GK Partners report for purposes of compiling peer data were local publically traded banks that were considered reasonable competitors based on size, profitability, market capitalization and lines of business.  The specific peers were:

•	Clifton Savings Bank

•	Dime Community Bancshares

•	Greater Community Bancorp

•	Investors Bancorp, Inc.

•	Kearny Financial Corp.

•	Lakeland Bancorp

•	NBT Bancorp Inc.

•	OceanFirst Financial Corp.

•	Partners Trust Financial

•	PennFed Financial Services, Inc.

•	Provident Financial Services, Inc.

•	Provident New York

•	Roma Financial Corp.

•	Synergy Financial Corp.

The C&CG Committee communicated directly with, and received certain reports directly from, GK Partners.  In addition to the raw peer data, the C&CG Committee also considered the relative business models, loan growth, asset quality, and profitability of the banks and thrifts in the peer groups.  The report prepared by GK Partners included a peer median and average salary and cash incentive for each of the named executive officers based on their title and responsibilities.  The C&CG Committee considered the executive’s current base salary and historical annual cash incentive, and compared these amounts to the median and average compensation detailed in the GK Partners Report for the executive’s title and responsibilities. The peer median and average compensation were strongly considered by the C&CG Committee when contemplating the executive’s salary and cash incentive (described in the procedures below).  The C&CG Committee decided that the acceptable range for base salary increases was 0 – 20% and the acceptable range of target bonus opportunity for annual cash incentives was 20 - 100% of the executive’s current base salary.  Given these restrictions, and considering the information provided in the GK Partners Report, the C&CG Committee determined a preliminary range of base salary and annual cash incentive for each of the named executive officers.  A final amount for each executive was determined using the procedures described in the paragraphs below.

Elements of The Compensation Package

The Company’s 2008/2009 compensation program for named executive officers consisted of base salary, annual cash incentives, equity incentive awards (such as stock options and restricted stock awards), a comprehensive benefits package and perquisites.

Base Salary. Executive base salary levels are generally reviewed on an annual basis and adjusted as appropriate.  The Company desires to compensate executives fairly.  During the fiscal year ended June 30, 2009 the C&CG Committee considered prevailing market conditions and approved certain salary adjustments as indicated below.  The C&CG Committee also considered the overall performance of the individual, including their achievement of individual goals as well as their contribution to Company goals in making their determinations.  The C&CG Committee relied on the data contained in the GK Partners Report, as well as the data from independent surveys, in formulating its opinion of prevailing market conditions.  The C&CG Committee viewed this information as a broad database of the Company’s peers with detailed information on Base Salary and Incentive Compensation.  The following table sets forth the base salary increases for the named executive officers approved by the C&CG Committee during fiscal year 2009.

Base Salary History at June 30, 2009

	Base Salary	Increase Date	Increase	% Increase	New Base Salary
Kevin J. Lynch	$500,000	11/10/08	$45,000	9.00%	$545,000
Michael A. DeBernardi	$250,000	11/10/08	$22,500	9.00%	$272,500
John M. Fields, Jr.	$200,000	11/10/08	$18,000	9.00%	$218,000
Thomas Guinan	$200,000	11/10/08	$18,000	9.00%	$218,000
Philip M. Wyks	$189,000	n/a	$-	n/a	$189,000

While the C&CG Committee considered the existing base salaries of the named executive officers to be within a reasonable range based on their perception of existing market conditions, it also felt that an adjustment was warranted.  In general, the C&CG Committee was pleased with the progress management made in quality balance sheet growth and capital deployment.  It felt that the growth of the Company, while adhering to strict quality and profitability standards, was exemplary.  The measurement period for this conclusion was primarily the fiscal year ended June 30, 2008.  The C&CG Committee awarded 9% base salary increases to the named executive officers that they felt were most responsible for these achievements.  In the instance of Mr. Wyks, the C&CG Committee decided that no increase in base salary was appropriate at this time as they felt his current salary was sufficient when considered in conjunction with his current responsibilities.  The C&CG Committee considered the ending base salaries of all of the named executive officers to be appropriate and reasonable considering, their responsibilities, in comparison to their peers.

Annual Cash Incentives.   Annual cash incentive opportunities are provided to the named executive officers as an incentive to achieve annual goals and objectives.  For fiscal 2009 the C&CG Committee determined each named executive officer’s bonus based on a retrospective review of a variety of corporate performance factors and each individual’s contribution to the Company, taking in to account the operating environment existing during the year.  This review is in addition to the Company’s actual performance against its operating budget, which is adopted at the beginning of the year along with strategic objectives and projects to be accomplished during the year.  At the November 21, 2008 Annual Meeting of Stockholders of Oritani Financial Corp., stockholders approved the Executive Officer Annual Incentive Plan.  This plan became effective at that time and formalized the process of annual cash incentives for named executive officers.  Prospective annual cash incentives, if any, will be awarded in accordance with this plan.

The payments for the named executive officers were based on the achievement of certain goals on a Bank-wide basis as well as individual performance goals.  Bank-wide goals included financial performance of the Bank measured on a return-on-assets (ROA) and Efficiency Ratio basis as compared to a peer group.  The C&CG Committee held management to a “meet or beat peers” standard.  The peer group selected by the C&CG Committee consisted of area banks with a mutual holding company structure.  The specific group selected was:

•	Kearny Federal Savings Bank

•	Investors Savings Bank

•	Clifton Savings Bank

•	Roma Bank

•	Northfield Bank.

Peer group results were determined using the FDIC Website for Statistics on Depository Institutions.  Peer data regarding ROA and Efficiency Ratio were obtained for the quarterly periods ending September 30, 2008; June 30, 2008; March 31, 2008 and December 31, 2007.  The twelve month period ended September 30, 2008 was utilized as this was the most recent period of data available when the cash incentives were being determined.  The peer results were averaged and compared to the average results for Oritani Bank (from the same source) for the same periods.  Oritani’s ROA was 0.58%, versus the peer result of 0.53%.  Oritani’s Efficiency Ratio was 53.99%, versus the peer result of 65.15% (a lower efficiency ratio is desired).  Accordingly, the C&CG Committee felt that management had met the goal for financial performance.  The other Bank-wide goals considered were loan portfolio growth, delinquency levels, deployment of excess capital, staffing changes, facility renovations, and new branch openings.  In the opinion of the C&CG Committee, all the Bank-wide goals had been attained.    In addition, the C&CG Committee also felt that the individual performance goals were attained for all of the named executive officers.  The C&CG Committee determined that Mr. Lynch had the primary responsibility for the attainment of Company-wide goals.  The C&CG Committee awarded Mr. Lynch an annual cash incentive equal to 50% of his base salary in recognition of his accomplishments.  A base annual cash incentive equal to 35% of their respective base salaries was awarded to each of Messrs. DeBernardi, Fields and Guinan.  The base award for Mr. Guinan was increased to 40% due to his specific contributions regarding loan originations and loan portfolio growth.  The base award for Mr. DeBernardi was pro-rated to 26.25% as he was not a full-time employee for the entire measurement period.  The C&CG Committee awarded Mr. Wyks an annual cash incentive equal to 20% of his base salary, primarily due to attainment of his individual performance goals.

The C&CG Committee approved awards totaling $503,425 to the Company’s named executive officers during the fiscal year ended June 30, 2009.  The specific amount awarded to each named executive officer for the fiscal year ended June 30, 2009 is set forth in the Bonus column of the Executive Summary Compensation Table.

Equity Incentives.  The Company did not have stock issued to the public prior to its initial public offering which was consummated in 2007.  In connection with the initial public offering, Oritani Bank established an employee stock ownership plan (“ESOP”) that purchased 3.92% of the total shares issued in the offering (including shares issued to Oritani Financial Corp., MHC and to the OritaniBank Charitable Foundation) for the benefit of employees of Oritani Bank.  The ESOP is a qualified retirement plan.  Additionally, at a special meeting of stockholders in April 2008, the Company’s stockholders approved the Company’s 2007 Equity Incentive Plan (“the Equity Plan”) which authorized the issuance of up to 2,781,878 shares of Company common stock pursuant to grants of incentive and non-statutory stock options, stock appreciation rights, and restricted stock awards. The Equity Plan provides officers, employees and directors of the Company and Oritani Bank with additional incentives to promote the growth and performance of the Company. The Equity Plan provides that individuals may receive awards of common stock and grants of options to purchase common stock.  The C&CG Committee believes that officer stock ownership provides a significant incentive in building stockholder value by aligning the interests of the officers, employees and directors with those of the Company’s shareholders.  In addition, stock option grants and stock awards vest over five years, thereby aiding retention.  The Company granted no awards to any named executive officer under the Equity Plan during fiscal 2009.  As of June 30, 2009, a total of 2,653,173 stock options and restricted stock awards had been granted under the Equity Plan, representing 95.4% of the shares available.

Other.  Additionally, the Company provides certain fringe benefits, including retirement plans, termination benefits, and perquisites.  The retirement plans consist of:

•
A multi-employer defined benefit plan (a qualified plan). The plan was frozen as of December 31, 2008.  All employees who attained the age of 21 and completed one year of service were eligible to participate in the plan.

•	A savings incentive plan covering substantially all employees of the Company. Contributions made by the Company are currently in an amount equal to 50% of the first 6% of employee contributions.

•	A nonqualified savings incentive plan covering employees whose salary deferrals to the savings incentive plan are limited.

•	A nonqualified Benefit Equalization Plan which provides benefits to employees who are disallowed certain benefits under the Company’s qualified benefit plans.

•	A nonqualified Post Retirement Medical Plan for directors and certain eligible employees.

•	A nonqualified Executive Supplemental Retirement Income Agreement for the President/CEO of the Company.

The C&CG Committee considered these items when contemplating the overall compensation package awarded to the named executive officers.  The C&CG Committee felt that these items were appropriate given the level of responsibility for each named executive officer and that no changes to the programs were warranted at the time.

Other Matters

Corporate Income Tax Considerations.  Section 162(m) of the Internal Revenue Code imposes a $1,000,000 annual limit, per executive officer, on a company’s federal tax deduction for certain types of compensation paid to executive officers.  Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit.  Stock option grants are intended to qualify as performance-based compensation.  It has been the C&CG Committee’s practice to structure the compensation and benefit programs offered to the named executive officers in order to maximize the tax deductibility of amounts paid.  However, in structuring the compensation programs and in reaching compensation decisions, the C&CG Committee considers a variety of factors, including the Company’s tax position, the materiality of the payments and tax deductions involved, and the need for flexibility to address unforeseen circumstances.  After considering these factors, the C&CG Committee may decide to authorize compensation payments, all or part of which would be nondeductible for federal tax purposes.

Section 4999 of the Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.”  Under Sections 280G of the Code, such excess parachute payments are also nondeductible to the Company.  If payments that are contingent on a change of control to a disqualified individual

(which includes the named executive officers) exceed three times the individual’s “base amount,” they constitute “excess parachute payments” to the extent they exceed one time the individual’s base amount.

Severance payments to the named executive officers pursuant to their employment agreements that are paid in connection with termination following a Change in Control are subject to reduction in order to avoid an excess parachute payment under Section 280G of the Code.

Accounting Considerations.  The C&CG Committee is informed of the financial statement implications of the elements of the named executive officers’ compensation.  However, the probable contribution of a compensation element to the objectives of the Company’s named executive officers compensation program and its projected economic cost, which may or may not be reflected on the Company’s financial statements, are the primary determining factors of the named executive officers’ compensation decisions.

Executive Officer Compensation

Summary Compensation Table.

The following table sets forth for the fiscal years ended June 30, 2009, 2008 and 2007 certain information as to the total remuneration paid to Mr. Lynch, who serves as Chief Executive Officer, Mr. Fields, who serves as Chief Financial Officer, and the three other most highly compensated executive officers of Oritani Financial Corp. or Oritani Bank other than Messrs. Lynch and Fields, who received total compensation in excess of $100,000.  Each of the individuals listed in the table below is referred to as a “named executive officer.”

Name and principal position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Change in pension value and non-qualified deferred compensation earnings ($) (4)	All other compensation ($) (5)	Total ($)

Kevin J. Lynch	2009	550,750	250,000	621,949	273,419	1,648,874	110,512	3,455,504
President and Chief	2008	530,769	250,000	103,658	45,570	919,491	111,241	1,960,730
Executive Officer	2007	494,327	200,000	―	―	702,360	63,356	1,460,043

Michael A. DeBernardi	2009	263,846	65,625	298,536	123,038	87,278	25,995	864,318
Executive Vice President and Chief Operating Officer	2008	57,692	―	49,756	20,506	22,884	8,312	159,150

John M. Fields, Jr.	2009	211,077	70,000	298,536	123,038	73,436	76,249	852,336
Executive Vice President	2008	196,192	56,700	49,756	20,506	19,149	77,649	419,952
and Chief Financial Officer	2007	189,627	59,150	―	―	18,414	28,645	295,836

Thomas Guinan	2009	211,077	80,000	298,536	123,038	115,092	77,776	905,519
Executive Vice President	2008	188,923	58,800	49,756	20,506	39,735	80,826	438,546
and Chief Lending Officer	2007	163,817	53,200	―	―	29,336	29,520	275,873

Philip M. Wyks	2009	191,181	37,800	46,950	18,228	192,800	76,239	563,198
Senior Vice President and	2008	192,635	47,250	7,825	3,038	60,577	78,649	389,973
Corporate Secretary	2007	187,270	46,000	―	―	64,599	28,098	325,967

(1)	Includes $23,058 and $2,181 of payments made in 2009 to Messrs. Lynch and Wyks, respectively, for unused vacation days.

(2)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended June 30, 2009 and 2008, in accordance with FAS 123(R), of restricted stock awards pursuant to the Equity Plan. Assumptions used in the calculation of this amount are included in footnote 14 to Oritani Financial Corp.’s audited financial statements for the fiscal year ended June 30, 2009 included in Oritani Financial Corp.’s Annual Report on Form 10-K.

(3)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, for the fiscal years ended June 30, 2009 and 2008, in accordance with FAS 123(R), of stock option awards pursuant to the Equity Plan.  Assumptions used in the calculation of this amount are included in footnote 14 to Oritani Financial Corp.’s audited financial statements for the fiscal year ended June 30, 2009 included in Oritani Financial Corp.’s Annual Report on Form 10-K.

(4)
The amounts in this column reflect the actuarial increase in the present value at June 30, 2009 compared to June 30, 2008, of the named executive officer’s benefits under the Defined Benefit Plan and Benefit Equalization Plan and, in the case of Mr. Lynch, an Executive Supplement Retirement Income Agreement and the Directors’ Retirement Plan maintained by Oritani Bank, and, in the case of Mr. DeBernardi, the Directors’ Retirement Plan maintained by Oritani Bank, determined using interest rate and mortality rate assumptions consistent with those used in Oritani Financial Corp.’s financial statements and includes amounts for which the named executive officer may not currently be entitled to receive because such amounts are not vested.  This column also includes $69,874, $73, $7,435, $2,091, and $5,799 of preferential or above-market earnings on non tax-qualified deferred compensation for non-qualified defined contribution plans for Messrs. Lynch, DeBernardi, Fields, Guinan and Wyks, respectively, as well as $21,025 for Mr. DeBernardi of preferential earnings on a similar plan for deferred director fees.

(5)
The amounts in this column represent the total of all perquisites (non-cash benefits and perquisites such as the use of employer-owned automobiles, membership dues and other personal benefits), employee benefits (employer cost of life insurance and health insurance), and employer contributions to defined contribution plans (the 401(k) Plan, the ESOP and the Benefit Equalization Plan).  Amounts are reported separately under the “All Other Compensation” table below.

ALL OTHER COMPENSATION

Name	Fiscal Year	Company Contribution on Medical, Dental, Disability and Insurance Benefits ($)	Automobile Allowance ($)	Company Contribution to ESOP and 401(k) Plan Match Contribution ($)	Benefit Equalization Plan Match Contribution ($)	Country Club Dues ($)	Total ($)

Kevin J. Lynch	2009	16,846	16,521	48,430	20,561	8,154	110,512
	2008	19,885	13,073	48,480	23,423	6,380	111,241
	2007	20,037	15,844	3,462	17,368	6,645	63,356

Michael A. DeBernardi	2009	14,803	9,305	―	1,887	―	25,995
	2008	8,312	―	―	―	―	8,312

John M. Fields, Jr.	2009	13,228	9,620	47,969	5,432	―	76,249
	2008	12,102	9,581	48,815	7,151	―	77,649
	2007	11,042	10,140	3,615	3,848	―	28,645

Thomas Guinan	2009	12,168	7,469	48,527	5,001	4,611	77,776
	2008	11,079	7,458	53,612	2,299	6,377	80,826
	2007	10,078	6,315	6,511	―	6,615	29,520

Philip M. Wyks	2009	16,879	7,522	49,767	2,072	―	76,239
	2008	15,999	7,438	50,414	4,798	―	78,649
	2007	14,515	6,585	6,998	―	―	28,098

Plan-Based Awards.  The following table sets forth the threshold, target and maximum award amounts that could be earned by the named executive officers during fiscal 2010 that were established during fiscal 2009 under the Company’s Executive Officer Annual Incentive Plan. There were no grants made to the named executive officers during fiscal 2009 under the Company’s Stock Based Incentive Plan.

GRANTS OF PLAN-BASED AWARDS FOR THE FISCAL YEAR ENDED JUNE 30, 2009

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)	Target ($)	Maximum ($)

Kevin J. Lynch	136,250	272,500	408,750
Michael A. DeBernardi	59,950	109,00	133,525
John M. Fields, Jr.	47,960	87,200	106,820
Thomas Guinan	47,960	87,200	106,820
Philip M. Wyks	30,712	37,800	47,250

(1) Assumes full achievement of individual component of award total.

Outstanding Equity Awards at Year End.  The following table sets forth information with respect to outstanding equity awards as of June 30, 2009 for the named executive officers.

	OUTSTANDING EQUITY AWARDS AT JUNE 30, 2009

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)

Kevin J. Lynch	79,482	317,929	15.65	05/05/18	158,965	2,179,410
Michael A. DeBernardi	35,767	143,068	15.65	05/05/18	76,303	1,046,114
John M. Fields, Jr.	35,767	143,068	15.65	05/05/18	76,303	1,046,114
Thomas Guinan	35,767	143,068	15.65	05/05/18	76,303	1,046,114
Philip M. Wyks	5,299	21,195	15.65	05/05/18	12,000	164,520

(1) Stock options expire 10 years after the grant date.
(2) This amount is based on the per share fair market value of Oritani Financial Corp.’s common stock on June 30, 2009 of $13.71.

Option Exercises And Stock Vested.  None of the Company’s named executive officers exercised any stock options during the fiscal year ended June 30, 2009.  During fiscal 2009, 20% of the total number of shares of each officers’ restricted shares vested.

Pension Benefits.  The following table sets forth information with respect to pension benefits at and for the fiscal year ended June 30, 2009 for the named executive officers.  See “Defined Benefit Plan,” “Directors’ Retirement Plan,” “Benefit Equalization Plan” and “Executive Supplemental Retirement Income Agreement” for a discussion of the plans referenced in this table.

Pension Benefits at and for the Fiscal Year Ended June 30, 2009
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Kevin J. Lynch	Defined Benefit Plan	15.50	531,000	—
	Directors’ Retirement Plan	18.67	407,000	—
	Benefit Equalization Plan	15.50	1,473,000	—
	Executive Supplemental Income Agreement	4.50	2,314,000	—

Michael A. DeBernardi	Defined Benefit Plan	—	—	—
	Benefit Equalization Plan	—	—	—
	Directors’ Retirement Plan	15.67	170,000

John M. Fields, Jr.	Defined Benefit Plan	10.67	128,000	—
	Benefit Equalization Plan	10.67	27,000	—

Thomas Guinan	Defined Benefit Plan	21.17	303,000	—
	Benefit Equalization Plan	5.50	8,000	—

Philip M. Wyks	Defined Benefit Plan	32.50	701,000	—
	Benefit Equalization Plan	32.50	83,000	—

(1)
The figures shown are determined as of the plan’s measurement date of June 30, 2009 for purposes of Oritani Financial Corp.’s audited financial statements. For mortality, discount rate and other assumptions used for this purpose, please refer to note 13 in the audited financial statements included in the 2009 Annual Report on Form 10-K

Nonqualified Deferred Compensation.

The following table sets forth information with respect to the portion of the Benefit Equalization Plan that supplements the 401(k) Plan and the ESOP at and for the fiscal year ended June 30, 2009 for the named executive officers.

Nonqualified Deferred Compensation at and for the Fiscal Year Ended June 30, 2009

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Kevin J. Lynch	127,199	20,561	106,093	—	1,318,161
Michael A. DeBernardi	12,632	1,887	144	—	14,662
John M. Fields, Jr.	33,312	5,432	15,470	—	199,995
Thomas Guinan	26,042	5,001	4,237	—	61,518
Philip M. Wyks	12,196	2,072	12,108	—	147,209

(1)	The amounts reported in this column were also reported as compensation under “All Other Compensation” in the Summary Compensation Table.
(2)
For Messrs. Lynch, DeBernardi, Fields, Guinan and Wyks, $69,874, $73, $7,436, $2,092 and $5,800 respectively, were reported as preferential or above-market earnings for each individual under "Change in pension value and non-qualified deferred compensation earnings" in the Summary Compensation Table.

Benefit Plans and Arrangements

Employment Agreements. Oritani Bank entered into an employment agreement with Kevin J. Lynch effective as of January 1, 2003.  The agreement had an initial term of three years.  Unless notice of non-renewal is provided, the agreement renews annually.  Under the agreement, the current base salary is $545,000.  The base salary is reviewed at least annually and may be increased, but not decreased.  In addition to base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees, use of an automobile and reimbursement of expenses associated with the use of such automobile.  The executive is also entitled to reimbursement of business expenses, including fees for membership in a country club, a health club, and such other clubs and organizations as appropriate for business purposes.  Upon retirement at age 70 (or at an earlier age in accordance with any retirement arrangement established with the executive’s consent) the executive and his spouse would be entitled to continuing health care insurance coverage until the death of the executive and his spouse.

The executive is entitled to severance payments and benefits in the event of his termination of employment under specified circumstances.  In the event the executive’s employment is terminated for reasons other than just cause, disability, death, retirement or a change in control, or in the event the executive resigns during the term of the agreement following (1) the failure to elect or reelect or to appoint or reappoint executive to his executive position, (2) a material change in the executive’s functions, duties, or responsibilities, which change would cause executive’s position to become one of lesser responsibility, importance or scope, (3) a relocation of the executive’s principal place of employment by more than 30 miles from its location at the effective date of the employment agreement or a material reduction in the benefits and perquisites from those being provided to the executive as of the effective date of the employment agreement, (4) the liquidation or dissolution of Oritani Bank, or (5) a breach of the employment agreement by Oritani Bank, the executive (or, in the event of the executive’s death, his beneficiary) would be entitled to a severance payment equal to three times the sum of the executive’s highest base salary and highest rate of bonus, and the executive would be entitled to the continuation of life, medical, and dental coverage for 36 months or as provided in the Oritani Bank nonqualified senior officers medical benefit plan.  In the event of a termination following a change in control of Oritani Financial Corp., the executive (or, in the event of the executive’s death, his beneficiary) would be entitled to a severance payment equal to three times the sum of the executive’s highest base salary and highest rate of bonus paid to him during the term of the employment agreement, plus continuation of insurance coverage for 36 months.  In the event the severance payment provisions of the employment agreement are triggered, the executive would be entitled to a cash severance benefit in the amount of approximately $2.4 million, which amount is subject to reduction in order to avoid an excess parachute payment under Section 280G of the Internal Revenue Code.

Upon termination of the executive’s employment other than in connection with a change in control, the executive agrees not to compete with Oritani Bank for one year following termination of employment in any city, town or county in which Oritani Bank has an office or has filed an application for regulatory approval to establish an office.  Should the executive become disabled, Oritani Bank would continue to pay the executive his base salary, bonuses and other cash compensation for the longer of the remaining term of the employment agreement or one year, provided that any amount paid to the executive pursuant to any disability insurance would reduce the compensation he would receive.  In the event the executive dies while employed by Oritani Bank, the executive’s beneficiary or estate will be paid the executive’s base salary for the remaining term of the employment agreement and the executive’s family will be entitled to continuation of medical and dental benefits.

Oritani Bank has entered into employment agreements with Messrs. DeBernardi, Fields, Guinan and Wyks that are substantially similar to the employment agreement of Mr. Lynch, except that each of these agreements has a term of two years and entitles the executive to a severance payment equal to two times the sum of the executive’s highest base salary and highest rate of bonus and to the continuation of life, medical, and dental coverage for 24 months or as provided in the Oritani Bank nonqualified senior officers medical benefit plan.  In the event of a termination following a change in control of Oritani Financial Corp., the executive (or, in the event of the executive’s death, his beneficiary) would be entitled to a severance payment equal to two times the sum of the executive’s highest base salary and highest rate of bonus paid to him or her during the term of the employment agreement, plus continuation of insurance coverage for 24 months.

Benefit Equalization Plan.  Oritani Bank has adopted the 2005 Benefit Equalization Plan to provide certain executives with benefits to which they would otherwise be entitled under Oritani Bank’s Defined Benefit Pension Plan, 401(k) Plan and Employee Stock Ownership Plan, but for the limitations imposed by the Internal Revenue Code.  The 2005 Benefit Equalization Plan was adopted to incorporate the required provisions of Code Section 409A and was amended and restated in January 2008 in order to incorporate the final Department of Treasury regulations issued under Code Section 409A. Oritani Bank’s prior Benefit Equalization Plan was frozen effective as of December 31, 2004.  The 2005 Benefit Equalization Plan is materially similar to the frozen Benefit Equalization Plan, except that a participant’s elections regarding distributions under the tax-qualified 401(k) Plan, the Employee Stock Ownership Plan and Defined Benefit Pension Plan control the form and timing of distributions of a participant’s account in the frozen Benefit Equalization Plan.  This provision is no longer permitted with respect to deferrals or accruals subject to Code Section 409A and is not included in the 2005 Benefit Equalization Plan.  Employees who are president, executive vice president, senior vice president and vice president of Oritani Bank are eligible to participate in the plan. During fiscal 2009, eleven current employees and one retired employee participated in the 2005 Benefit Equalization Plan. A committee appointed by the Oritani Bank Board of Directors administers the plan.

Under the 401(k) portion of the 2005 Benefit Equalization Plan, participants may make annual deferrals of compensation in an amount up to the difference between the maximum amount the participant would be permitted to contribute to Oritani Bank’s 401(k) plan for the given year but for the limitations of the Internal Revenue Code and the deferrals actually made to the 401(k) plan by the participant for the plan year.  Oritani Bank will establish a supplemental 401(k) plan account for each participant and credit the account with such contributions.  In addition, the participant’s account will be credited monthly with earnings at a rate equivalent to the greater of (i) the Citibank Prime Rate, or (ii) nine percent (9%), plus matching contributions.  For fiscal 2009, a total of $146,000 in interest was credited to the accounts of current employees under this plan.  Upon termination of service due to any reason other than death, the supplemental 401(k) plan benefit will be payable either in a lump sum or in up to 5 annual installments, as elected by the participant pursuant to his initial deferral election.  Upon termination of service due to death, the supplemental 401(k) plan benefit under the 2005 Benefit Equalization Plan will be payable to the participant’s beneficiary either in a lump sum or in annual installments, pursuant to the participant’s initial deferral election.

Upon termination of service due to any reason other than death, a participant will also be entitled to a benefit equal to the difference between the actuarial present value of the participant’s normal retirement benefit under Oritani Bank’s defined benefit plan and the actuarial present value of his normal retirement benefit calculated pursuant to the terms of the defined benefit plan, without the application of the limitations imposed by the Internal Revenue Code, which amount will be reduced and offset by the corresponding benefit amount payable to the participant under the frozen Benefit Equalization Plan.  The supplemental defined benefit plan benefit under the

2005 Benefit Equalization Plan will be payable to the participant in monthly installments for the longer of 120 months or the remainder of the participant’s life.  In the event of the participant’s death before 120 installments have been paid, the participant’s beneficiary will receive the present value of the remaining monthly installments in a lump sum.  Alternatively, the participant may also make, prior to commencement of the supplemental defined benefit plan benefit, a one-time irrevocable election to receive his benefit under the plan in the form of a 100% joint and survivor annuity or a 50% joint and survivor annuity.  Upon termination of service due to death, the supplemental defined benefit plan benefit under the 2005 Benefit Equalization Plan will be payable to the participant’s beneficiary either in a lump sum or in annual installments, pursuant to the participant’s initial deferral election. A participant’s supplemental defined benefit plan amount payable under the 2005 Benefit Equalization Plan will be reduced and offset by the corresponding supplemental defined benefit plan amount payable under the frozen Benefit Equalization Plan.

The supplemental employee stock ownership plan benefit under the 2005 Benefit Equalization Plan is denominated in shares of phantom stock equal to the difference between the number of shares of Oritani Financial Corp. common stock that would have been allocated to the participant under the Oritani Bank Employee Stock Ownership Plan, but for the limitations imposed by the Internal Revenue Code, and the actual number of shares of Oritani Financial Corp. common stock allocated to the participant under the Oritani Bank Employee Stock Ownership Plan for the relevant plan year, plus earnings on the phantom shares deemed allocated to the participant’s supplemental employee stock ownership plan account, based on the fair market value of Oritani Financial Corp. stock on such date.  Upon termination of service due to any reason other than death, the supplemental employee stock ownership plan benefit will be payable either in a lump sum or in up to five annual installments, as elected by the participant pursuant to his initial deferral election.  Upon termination of service due to death, the supplemental employee stock ownership plan benefit under the 2005 Benefit Equalization Plan will be payable to the participant’s beneficiary either in a lump sum or in annual installments, pursuant to the participant’s initial deferral election.

In the event of a change in control of Oritani Bank or Oritani Financial Corp., the participant’s supplemental 401(k) plan benefit, supplemental employee stock ownership plan benefit, and supplemental defined benefit plan will be paid to the participants in a lump sum at the time of the change in control, unless a participant has selected an alternative form of distribution upon a change in control.  Such an election, if made, was required to be made by a participant not later than December 31, 2008, or if later, the last day of the transition period under Code section 409A, or with respect to new plan participants within thirty days after the participant first becomes eligible to participate in the 2005 Benefit Equalization Plan.

Executive Supplemental Retirement Income Agreement.  Oritani Bank entered into an Executive Supplemental Retirement Income Agreement (the “Agreement”) for Kevin J. Lynch (the “Executive”) effective as of January 1, 2005.  The Agreement was amended and restated during 2008 for the final Department of Treasury regulations issued under Code Section 409A.The Agreement provides for the payment of a supplemental retirement income benefit equal to 70% of the Executive’s highest average annual base salary and bonus (over a 36-consecutive month period within the last 120 consecutive months of employment), reduced by the sum of the Executive’s annuitized value of the benefits payable from Oritani Bank’s Defined Benefit Pension Plan, the annuitized value of the benefits payable under the defined benefit portion of Oritani Bank’s frozen Benefit Equalization Plan and 2005 Benefit Equalization Plan and the annuitized value of one-half of the Executive’s Social Security benefits attributable to Social Security taxes paid by Oritani Bank on behalf of the Executive, reduced by the Social Security offset under the Oritani Bank’s Defined Benefit Pension Plan.  In the event the Executive dies prior to termination of employment or after termination of employment but prior to the payment of any portion of the supplemental retirement income benefit, the Executive’s beneficiary will be entitled to a survivor’s benefit, payable in 240 monthly installments, and equal to the greater of the annual amount of $327,446 reduced by the annuitized value of the benefit payable under the Benefit Equalization Plan, or the supplemental retirement income benefit determined as if the Executive retired on the day before his death and commenced receiving benefits at such time.  In the event the Executive dies while receiving benefits under the Agreement, the unpaid balance of benefits will be paid to the Executive’s beneficiary for the remainder of the 240 installments.  Upon the Executive’s retirement, the Executive will be entitled to a supplemental retirement income benefit payable in monthly installments over the longer of 240 months or the Executive’s lifetime.  In the event the Executive is a “specified employee,” payments will commence the first day of the 7th month following the Executive’s retirement, but only to the extent necessary to comply with Code Section 409A.  Upon attainment of age 60, the Executive may elect to retire and receive an early retirement benefit equal to the supplemental retirement income benefit reduced by 5% per year for each year prior to the Executive’s 65th birthday, payable monthly for the longer of 240 months or the Executive’s lifetime.  In the event the

Executive becomes disabled, he will be entitled to a supplemental disability benefit equal to the supplemental retirement income benefit calculated as if the Executive retired on the date of his termination of employment due to disability, reduced by 5% per year for each year that such disability occurs prior to the Executive’s 65th birthday.  In the event of the Executive’s termination of employment within 3 years following a change in control, other than due to termination for cause, the Executive will be entitled to a full supplemental retirement income benefit calculated as if the Executive had retired following his normal retirement date.  Payments to the Executive in the event of a change in control generally will be made in 240 monthly installments.  During 2008 the Agreement was amended to permit the Executive to elect a lump sum distribution on a change in control, provided that such election was made prior to December 31, 2008, or if later, by the last day of the transition period under Code section 409A.  Oritani Bank may establish a rabbi trust to fund its obligations under the Agreement.

Senior Officers and Directors Post-Retirement Medical Coverage.  Board members who qualify for benefits under the Directors’ Retirement Plan, and senior officers designated by the board of directors who have attained age 52 and have at least five years of service, are eligible to participate in the senior officers and directors post-retirement medical coverage program.  If a participant dies after becoming eligible for coverage but prior to retirement, the individual will be deemed to have retired on the day before the individual died.  Coverage will begin at the time of retirement and continue at the same level as before retirement.  Retirees who are eligible for Medicare benefits will have benefits under the program coordinated with Medicare benefits.  The spouse of a senior officer or director covered under the program will be entitled to medical coverage for life.  Oritani Bank’s contribution to the program will be limited to two times the medical insurance premium at the time of the individual’s retirement. During fiscal 2009, eight current employees were eligible for participation in the Senior Officers and Directors Post-Retirement Medical Coverage, and the total cost to Oritani Bank during fiscal 2009 was $247,000.

Group Life Insurance Retirement Plan.  In conjunction with its investment in Bank Owned Life Insurance, Oritani Bank implemented this plan which provides selected employees and directors with post-retirement life insurance.  Coverage under this plan is only applicable to selected employees and directors who retire from Oritani Bank under this plan (unless their termination is due to disability or change in control).  The post-retirement coverage provided under this plan is equal to: two times annual base salary for vice presidents and above; one time annual base salary for assistant vice presidents and below; and $50,000 for directors. This coverage was obtained in conjunction with Oritani Financial Corp.’s purchase of Bank Owned Life Insurance.  Oritani Financial Corp. incurs no additional cost to provide the coverage, however, there is an expense accrual associated with the benefit.  This accrual totaled $99,000 during fiscal 2009.

401(k) Plan.  Oritani Bank participates in the Pentegra Defined Contribution Plan for Financial Institutions, a multiple-employer 401(k) plan, for the benefit of its employees.  Employees who have completed 1,000 hours of service during a 12-consecutive-month period are eligible to participate in the plan. Participants may contribute up to 50% of their plan salary to the plan.  Oritani Bank will provide matching contributions at the rate of 50% of the participant’s contributions, up to 6% of each participant’s monthly plan salary.  Employee and employer contributions are 100% vested at all times. In general, under federal tax law limits, the annual contributions made to the plan may not exceed the lesser of 100% of the participant’s total compensation or $46,000 for calendar 2008 and $49,000 for calendar 2009.  For this purpose, contributions include employer contributions, participant 401(k) contributions and participant after-tax contributions.  Participants who have attained age 50 before the end of a calendar year will be eligible to make catch-up contributions in accordance with Section 414(v) of the Internal Revenue Code.  The maximum catch-up contribution level for calendar 2008 is $5,000. This amount is periodically adjusted for inflation.  Contributions are invested at the participant’s direction in one or more of the investment funds provided under the plan.  A loan program is available to plan participants.  In general, participants may make only one withdrawal from their accounts per calendar year while they are employed, subject to certain limitations; upon termination of employment, they may make withdrawals from their accounts at any time.  Participants who become disabled may withdraw from their vested account balance as if they had terminated employment.  In the event of a participant’s death, the participant’s beneficiary will be entitled to the value of the participant’s account.  In connection with the minority stock offering, Oritani Bank withdrew from the Pentegra plan and established an individually designed 401(k) plan with terms substantially similar to the Pentegra plan.  In addition, an employer stock fund will be created within the 401(k) plan in order to permit participants in the 401(k) plan to purchase shares of employer stock for their accounts.

Defined Benefit Plan.  Oritani Bank participates in the Financial Institutions Retirement Fund, a multiple-employer defined benefit plan, for the benefit of its employees.  Employees of Oritani Bank who are age 21 or older and who have completed 12 months of employment are eligible to participate in the plan.  Participants become vested in their retirement benefit upon completion of 5 years of employment, provided that participants who have reached age 65 automatically become 100% vested, regardless of the number of completed years of employment.  Payments of benefits under the plan are made in the form of a life annuity with 120 payments guaranteed unless one of the optional forms of distribution has been selected.  Upon termination of employment at or after age 65, a participant will be entitled to an annual normal retirement benefit equal to 1.25% multiplied by the number of years of benefit service, multiplied by the participant’s average annual salary, up to the covered compensation limits, for the 5 highest paid consecutive years of benefit service.  In addition, the participant will be entitled to an annual retirement benefit equal to 1.75% multiplied by the number of years of benefit service, multiplied by the participant’s average annual salary in excess of the covered compensation limits, for the 5 highest paid consecutive years.  The covered compensation limit is the average of the maximum wage subject to FICA taxes (i.e., the social security wage base) for the 35-year period preceding social security retirement age.  In the event a participant has more than 35 years of service, the benefit attributable to benefit service completed in excess of 35 years will be calculated by using a 1.75% accrual rate for the portion of a participant’s high-5 year average salary below the covered compensation limit.  Participants who terminate employment prior to age 65 will be entitled to a reduced retirement benefit calculated by applying an early retirement factor based on the participant’s age when payments begin.  The earliest age at which a participant may receive retirement benefits is age 55.  Normal and early retirement benefits are payable over the longer of the lifetime of the retiree or 120 monthly installments.  In the event a retiree dies before 120 monthly installments have been paid, the retiree’s beneficiary will be entitled to the value of such unpaid installments paid in a lump sum.  The participant or beneficiary may elect to have benefits paid in the form of installments.  In the event a participant dies while in active service, his beneficiary will be entitled to a lump sum death benefit equal to 100% of the participant’s last 12 months’ salary, plus an additional 10% of such salary for each year of benefit service until a maximum of 300% of such salary is reached for 20 or more years, plus refund of the participant’s contributions, if any, with interest.

This plan was frozen as of January 1, 2009.  Existing participants remain eligible to receive their accrued benefit as of that date, however, no new benefits will accrue under the plan.

Stock Benefit Plans

Employee Stock Ownership Plan and Trust.  The employee stock ownership plan was adopted in connection with the Company’s initial stock offering.  Employees who are at least 21 years old with at least one year of employment with Oritani Bank are eligible to participate. The employee stock ownership plan trust borrowed funds from Oritani Financial Corp. and used those funds to purchase a shares of Company common stock equal to 3.92% of the outstanding shares of common stock, including shares of common stock issued to Oritani Financial Corp., MHC and to the OritaniBank Charitable Foundation.  Collateral for the loan is the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Oritani Bank discretionary contributions to the employee stock ownership plan over a period of not more than 20 years.  The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments. The interest rate for the loan is a floating rate equal to the prime rate.  Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan become vested at the rate of 20% per year, starting upon completion of two years of credited service, and are fully vested upon completion of six years of credited service, with credit given to participants for up to three years of credited service with Oritani Bank mutual predecessor prior to the adoption of the plan.  A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan).  Vested benefits will be payable generally in the form of common stock, or to the extent participants’ accounts contain cash, benefits will be paid in cash. Oritani Bank’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits.  Therefore, benefits payable under the employee stock ownership plan cannot be estimated.  Pursuant to SOP 93-6, we are required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account.  In the event of a change in control, the employee stock ownership plan will terminate.

Stock-Based Incentive Plan.  The Company adopted the 2007 Equity Incentive Plan to provide officers, employees and directors of the Company and Oritani Bank with additional incentives to promote the growth and performance of the Company.  Stockholders approved the Equity Plan on April 22, 2008.  Subject to permitted adjustments for certain corporate transactions, the Equity Plan authorizes the issuance of up to 2,781,878 shares of Company common stock pursuant to grants of incentive and non-statutory stock options, stock appreciation rights, and restricted stock awards.  No more than 794,823 shares may be issued as restricted stock awards.

Employees and outside directors of the Company or its subsidiaries are eligible to receive awards under the Equity Plan, except that non-employees may not be granted incentive stock options. Awards may be granted in a combination of incentive and non-statutory stock options, stock appreciation rights or restricted stock awards.

Potential Payments Under Termination or Change in Control Agreements.

The tables below reflect the amount of compensation to each of the named executive officers pursuant to such individual’s employment agreement in the event of termination of such executive’s employment.  No payments are required due to a voluntary termination under the employment agreements (prior to a change in control).  The amount of compensation payable to each Named Executive Officer upon involuntary not-for-cause termination, termination following a change of control and in the event of disability or death is shown below.  The amounts shown assume that such termination was effective as of June 30, 2009, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination.  The actual amounts to be paid out can only be determined at the time of such executive’s separation from Oritani Financial Corp.

Termination Payments

	Involuntary Termination		Involuntary Termination after Change in Control		Retirement		Disability		Death
Kevin J. Lynch
Employment Agreement	$2,435,537	(1)	$1,037,789	(2)	$—	(3)	$1,314,719	(4)		$1,303,546	(5)
Executive Supplemental Retirement Income Agreement	$1,966,900	(6)	$2,314,000	(6)	$2,314,000	(6)	$1,966,900	(6)		$1,966,900	(6)
Benefit Equalization Plan	$1,473,000	(7)	$1,473,000	(7)	$1,473,000	(7)	$1,473,000	(7)		$1,473,000	(7)
2005 Directors’ Retirement Plan	$407,000	(8)	$407,000	(8)	$407,000	(8)	$407,000	(8)		$407,000	(8)
2007 Equity Incentive Plan	$—	(9	$2,179,410	(9)	$—	(9)	$2,179,410	(9)		$2,179,410	(9)
Michael A. DeBernardi
Employment Agreement	$705,857	(10)	$—	(11)	$—	(12)	$384,986	(13)		$382,801	(14)
Benefit Equalization Plan	$—	(15)	$—	(15)	$—	(15)	$—	(15)		$—	(15)
2005 Directors’ Retirement Plan	$—	(16)	$170,000	(16)	$—	(16)	$—	(16)		$—	(16)
2007 Equity Incentive Plan	$—	(17)	$1,046,114	(17)	$—	(17)	$1,046,114	(17)		$1,046,114	(17)
John M. Fields, Jr.
Employment Agreement	$602,455	(18)	$306,669	(19)	$—	(20)	$309,845	(21)		$308,295	(22)
Benefit Equalization Plan	$27,000	(23)	$27,000	(23)	$27,000	(23)	$27,000	(23)		$27,000	(23)
2007 Equity Incentive Plan	$—	(24)	$1,046,114	(24)	$—	(24)	$1,046,114	(24)		$1,046,114	(24)
Thomas G. Guinan									$
Employment Agreement	$620,336	(25)	$272,881	(26)	—	(27)	$308,425	(28)		$306,875	(29)
Benefit Equalization Plan	$8,000	(30)	$8,000	(30)	$8,000	(30)	$8,000	(30)		$8,000	(30)
2007 Equity Incentive Plan	$—	(31)	$1,046,114	(31)	$—	(31)	$1,046,114	(31)		$1,046,114	(31)
Philip M. Wyks
Employment Agreement	$487,358	(32)	$487,358	(33)	$—	(34)	$275,878	(35)		$274,427	(36)
Benefit Equalization Plan	$83,000	(37)	$83,000	(37)	$83,000	(37)	$83,000	(37)		$83,000	(37)
2007 Equity Incentive Plan	$—	(38)	$164,520	(38)	$—	(38)	$164,520	(38)		$164,520	(38)

(1)
This amount represents 3 times the sum of (i) Mr. Lynch’s highest base salary plus (ii) highest bonus, and (iii) bank contributions to continued life,   medical, dental and disability insurance for 36 months following termination of employment.

(2)
This amount represents the maximum severance payments and other benefits to Mr. Lynch under his employment agreement without incurring an “excess parachute payment” under Code Section 280G.  Severance payments and other benefits provided to Mr. Lynch as a result of the change in control are reduced by $1,397,749 in order to avoid an “excess parachute payment.”

(3)	Mr. Lynch is entitled to no payments or benefits under his employment agreement as a result of his retirement.

(4)
In the event of his disability, Mr. Lynch would receive his base salary and continued health care coverage for the longer of the remaining term of his employment agreement, or one year, less amounts payable under any disability programs.  This amount represents Mr. Lynch’s base salary and continued life, medical, dental and disability insurance for the remaining term of the agreement, without any reduction for payments under bank sponsored disability programs.

(5)
In the event of his death, Mr. Lynch’s beneficiary would be entitled to receive Mr. Lynch’s base salary and medical, dental, family and other benefits for the remaining term of the employment agreement.

(footnotes continued on next page)

(6)
This amount represents the present value of Mr. Lynch’s accumulated benefit under his Executive Supplemental Retirement Income Agreement.  Under his Executive Supplemental Retirement Income Agreement, Mr. Lynch is entitled to receive an annual supplemental retirement benefit commencing at age 65 equal to 70% of his highest annual base salary and bonus over the consecutive 36 month period within the last 120 consecutive calendar months of employment, reduced by the sum of (i) the annuitized value of his benefits under the bank’s pension plan, (ii) the annuitized value of his benefits under the “defined benefit” portion of the bank’s benefit equalization plan, and (iii) the annuitized value of one-half of his Social Security benefits attributable to taxes paid by the bank on his behalf. Upon a change in control, Mr. Lynch is entitled to the full supplemental retirement income benefit as if he worked through age 65.  In the event of Mr. Lynch’s death, disability, or termination prior to reaching age 65, Mr. Lynch is entitled to his early retirement benefit equal to 85% of his supplemental retirement benefit.  Mr. Lynch is fully vested in his early retirement benefit.

(7)	Following Mr. Lynch’s separation from service for any reason, he will be entitled to receive his accrued benefit under the Benefit Equalization Plan as of his date of termination.

(8)
This amount represents the present value of Mr. Lynch’s accumulated benefit under the 2005 Directors Retirement Plan.  Under the 2005 Director s’ Retirement Plan, Mr. Lynch is entitled to receive an annual retirement benefit equal to 50% of the aggregate compensation paid to him during the year of his retirement.  Mr. Lynch is currently 100% vested in his annual retirement benefit under the plan, and his benefits under the plan will commence following his date of termination

(9)
This amount represents the fair market value of the outstanding equity awards that become exercisable as a result of Mr. Lynch’s involuntary termination after a change in control, disability, or death.  In the event of Mr. Lynch’s involuntary termination or retirement, his unvested outstanding equity awards would be forfeited.

(10)
This amount represents 2 times the sum of (i) Mr. DeBernardi’s highest base salary plus (ii) highest bonus, and (iii) bank contributions to continued life, medical, dental and disability insurance for 24 months following termination of employment.

(11)
This amount represents the maximum severance payments and other benefits to Mr. DeBernardi under his employment agreement without incurring an “excess parachute payment” under Code Section 280G.  Severance payments and other benefits provided to Mr. DeBernardi as a result of the change in control are reduced by $705,857 in order to avoid an “excess parachute payment.”

(12)	Mr. DeBernardi is entitled to no payments or benefits under his employment agreement as a result of his retirement.

(13)
In the event of his disability, Mr. DeBernardi would receive his base salary and continued health care coverage for the longer of the remaining term of his employment agreement, or one year, less amounts payable under any disability programs.  This amount represents Mr. DeBernardi’s base salary and continued life, medical, dental and disability insurance for the remaining term of the agreement, without any reduction for payments under bank sponsored disability programs.

(14)
In the event of his death, Mr. DeBernardi’s beneficiary would be entitled to receive Mr. DeBernardi’s base salary and medical, dental, family and other benefits for the remaining term of the employment agreement.

(15)	Mr. DeBernardi has not accumulated any benefits under the Benefit Equalization Plan.

(16)
Under the 2005 Director s’ Retirement Plan, Mr. DeBernardi is entitled to receive an annual retirement benefit equal to 50% of the aggregate compensation paid to Mr. DeBernardi during the year of his retirement.  Mr. DeBernardi is not currently vested in his annual retirement benefit under the plan, which will occur when Mr. DeBernardi attains age 65.  Upon a change in control, Mr. DeBernardi will be entitled to receive his annual retirement benefit regardless of his actual age.

(17)
This amount represents the fair market value of the outstanding equity awards that become exercisable as a result of Mr. DeBernardi’s involuntary termination after a change in control, disability, or death.  In the event of Mr. DeBernardi’s involuntary termination or retirement, his unvested outstanding equity awards would be forfeited.

(18)
This amount represents 2 times the sum of (i) Mr. Fields’ highest base salary plus (ii) highest bonus, and (iii) bank contributions to continued life, medical, dental and disability insurance for 24 months following termination of employment.

(19)
This amount represents the maximum severance payments and other benefits to Mr. Fields under his employment agreement without incurring an “excess parachute payment” under Code Section 280G.  Severance payments and other benefits to Mr. Fields as a result of the change in control are reduced by $295,786 in order to avoid an “excess parachute payment.”

(20)	Mr. Fields is entitled to no payments or benefits under his employment agreement as a result of his retirement.

(21)
In the event of his disability, Mr. Fields would receive his base salary and continued health care coverage for the longer of the remaining term of his employment agreement, or one year, less amounts payable under any disability programs.  This amount represents Mr. Fields’ base salary and continued life, medical, dental and disability insurance for the remaining term of the agreement, without any reduction for payments under bank sponsored disability programs.

(22)
In the event of his death, Mr. Fields’ beneficiary would be entitled to receive Mr. Fields’ base salary and medical, dental, family and other benefits for the remaining term of the employment agreement.

(23)	Following Mr. Fields’ separation from service for any reason, he will be entitled to receive his accrued benefit under the Benefit Equalization Plan as of his date of termination.

(24)
This amount represents the fair market value of the outstanding equity awards that become exercisable as a result of Mr. Fields’ involuntary termination after a change in control, disability, or death.  In the event of Mr. Fields’ involuntary termination or retirement, his unvested outstanding equity awards would be forfeited.

(25)
This amount represents 2 times the sum of (i) Mr. Guinan’s highest base salary plus (ii) highest bonus, and (iii) bank contributions to continued life, medical, dental and disability insurance for 24 months following termination of employment.

(26)
This amount represents the maximum severance payments and other benefits to Mr. Guinan under his employment agreement without incurring an “excess parachute payment” under Code Section 280G.  Severance payments and other benefits to Mr. Guinan as a result of the change in control are reduced by $347,455 in order to avoid an “excess parachute payment.”

(27)	Mr. Guinan is entitled to no payments or benefits under his employment agreement as a result of his retirement.

(28)
In the event of his disability, Mr. Guinan would receive his base salary and continued health care coverage for the longer of the remaining term of his employment agreement, or one year, less amounts payable under any disability programs.  This amount represents Mr. Guinan’s base salary and continued life, medical, dental and disability insurance for the remaining term of the agreement, without any reduction for payments under bank sponsored disability programs.

(29)
In the event of his death, Mr. Guinan beneficiary would be entitled to receive Mr. Guinan’s base salary and medical, dental, family and other benefits for the remaining term of the employment agreement.

(30)	Following Mr. Guinan’s separation from service for any reason, he will be entitled to receive his accrued benefit under the Benefit Equalization Plan as of his date of termination.

(31)
This amount represents the fair market value of the outstanding equity awards that become exercisable as a result of Mr. Guinan’s involuntary termination after a change in control, disability, or death.  In the event of Mr. Guinan’s involuntary termination or retirement, his unvested outstanding equity awards would be forfeited.

(32)
This amount represents 2 times the sum of (i) Mr. Wyks’ highest base salary plus (ii) highest bonus, and (iii) bank contributions to continued life, medical, dental and disability insurance for 24 months following termination of employment.

(33)
This amount represents 2 times the sum of (i) Mr. Wyks’ highest base salary plus (ii) highest bonus, and (iii) bank contributions to continued life, medical, dental and disability insurance for 24 months following his termination of employment in connection with a change in control.

(34)	Mr. Wyks is entitled to no payments or benefits under his employment agreement as a result of his retirement.

(35)
In the event of his disability, Mr. Wyks would receive his base salary and continued health care coverage for the longer of the remaining term of his employment agreement, or one year, less amounts payable under any disability programs.  This amount represents Mr. Wyks’s base salary and continued life, medical, dental and disability insurance for the remaining term of the agreement, without any reduction for payments under bank sponsored disability programs.

(36)	In the event of his death, Mr. Wyks beneficiary would be entitled to receive Mr. Wyks’s base salary and medical, dental, family and other benefits for the remaining term of the employment agreement.

(37)	Following Mr. Wyks’s separation from service for any reason, he will be entitled to receive his accrued benefit under the Benefit Equalization Plan as of his date of termination.

(38)
This amount represents the fair market value of the outstanding equity awards that become exercisable as a result of Mr. Wyks’s involuntary termination after a change in control, disability, or death.  In the event of Mr. Wyks’s involuntary termination or retirement, his unvested outstanding equity awards would be forfeited.

Director Compensation

Each of the individuals who serves as a director of Oritani Financial Corp. also serves as a director of Oritani Bank and earns director fees in each capacity. Each non-employee director is currently paid a fee of $1,750 for each Oritani Financial Corp. meeting attended and a fee of $1,750 for each Oritani Bank meeting attended.  There are no separate fees paid for committee meetings attended. Additionally, each director receives a monthly retainer of $1,750 from each of Oritani Financial Corp. and Oritani Bank.  Additional annual retainers are paid to the Lead Director/Chairman of the Audit Committee ($21,000) and the Chairmen of the other Board committees ($11,000).  The Lead Director/Chairman of the Audit Committee is Director Antonaccio.

The following table sets forth the total fees received by the non-management directors during fiscal year 2009.  The amounts reported under the Stock Awards and Option Awards columns were granted on May 5, 2008  pursuant to the 2007 Equity Incentive Plan approved by stockholders on April 22, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	Total ($)

Nicholas Antonaccio	98,750	161,707	82,026	170,775	513,257
James J. Doyle	88,750	161,707	82,026	132,554	465,036
Robert S. Hekemian	88,750	161,707	82,026	55,885	388,377
John J. Skelly, Jr.	88,750	161,707	82,026	134,522	467,005

(1)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2009, in accordance with FAS 123(R), of restricted stock awards pursuant to the Equity Plan that were made in 2008, which vest over five years.  Assumptions used in the calculation of these amounts are included in footnote 14 to Oritani Financial Corp.’s audited financial statements for the fiscal year ended June 30, 2009 included in Oritani Financial Corp.’s Annual Report on Form 10-K.

(2)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2009, in accordance with FAS 123(R), of stock option awards pursuant to the Equity Plan that were made in 2008.  Stock options vest over five years.  Assumptions used in the calculation of these amounts are included in footnote 14 to Oritani Financial Corp.’s audited financial statements for the fiscal year ended June 30, 2009 included in Oritani Financial Corp.’s Annual Report on Form 10-K.

(3)
The amounts in this column reflect the actuarial increase in the present value at June 30, 2009 compared to June 30, 2008, of the directors’ benefits under the Directors’ Retirement Plan maintained by Oritani Bank, determined using interest rate and mortality rate assumptions consistent with those used in Oritani Financial Corp.’s financial statements and include amounts for which the director may not currently be entitled to receive because such amounts are not vested.  Also includes $32,775, $31,554, $22,895 and $22,522 of preferential or above-market earnings on non tax-qualified deferred compensation for Directors Antonaccio, Doyle, Hekemian and Skelly, respectively, under the Directors’ Deferred Fee Plan.

There were no grants of restricted stock or of stock options to non-executive directors during fiscal 2009.

Directors Deferred Fee Plans.  Oritani Bank adopted the 2005 Directors Deferred Fee Plan, effective as of January 1, 2005, in order to include the provisions required by Section 409A of the Internal Revenue Code.  Contributions to Oritani Bank’s prior Directors Deferred Fee Plan were frozen, effective as of December 31, 2004.  Each month, Oritani Bank credits a director’s account under the 2005 Directors Deferred Fee Plan with the amount such director elects to defer.  The director’s deferral election must generally be submitted to Oritani Bank prior to January 1 of the plan year in which the fees to be deferred are otherwise payable to the director and is irrevocable with respect to the fees covered by such election.  Each director’s account under the plans is credited every month with interest at a rate equal to the greater of the Citibank Prime Rate or a 9% annualized rate.  A committee appointed by the Oritani Bank board of directors administers the plan.  The committee may in its discretion permit a director to request that his deferred fee account(s) be invested in an alternative investment such as equity securities, fixed income securities, money market accounts and cash. The account of a director who has selected an alternative investment is credited with earnings or losses based on the investment selected.  A director is 100% vested at all times in his deferred fee account(s).  Upon retirement, the director will receive the value of his benefit in a lump sum or in up to 10 annual installments, as elected by the director in his deferral election form.  In the event the director becomes a “specified employee,” payments under the plan will commence no earlier than the first day of the 7th month following the director’s separation from service.  Following a director’s cessation of service prior to retirement or death, Oritani Bank will pay the director’s benefit in a lump sum or in up to 10 annual installments, as elected by the director in his deferral election form.  A director may elect to receive an in-service distribution, provided that such distribution will be no earlier than the January 1st of the calendar year that is at least two years following the year for which the deferral election is made. Payment will be made in a lump sum or in up to 10 annual installments, as elected by the director at the time the election to defer was made.  A director may elect to receive amounts in his deferred account(s) upon his disability or upon a change in control of Oritani Bank either in the form of a lump sum or in annual installments over a period of up to 10 years.  A director may elect to delay payment of his benefits or to change the form of payment from a lump sum to installments within the limits of Code Section 409A requirements and Treasury Regulations issued thereunder.  In the event of a director’s death prior to commencement of benefit payments, payments will be made to the director’s beneficiary, as elected by the director in his deferral election form.  In the event of a director’s death after commencement of benefit payments, the remaining balance of benefit payments will be paid to the director’s beneficiary in the manner and at the time elected by the director in his deferral election form.  In the event a director incurs a financial hardship, the director may request a financial hardship benefit.  If approved, the financial hardship payment will be made in a lump sum. During fiscal year 2009, Oritani Bank credited $220,000 in interest to directors’ accounts under the Directors Deferred Fee Plans.

Director’s Retirement Plan.  Oritani Bank maintains the 2005 Director’s Retirement Plan that was adopted as a restatement of the Directors Retirement Plan and is intended to comply with section 409A of the Internal Revenue Code.  Oritani Bank’s prior Director’s Retirement Plan was frozen, effective as of December 31, 2004.  Benefits payable under the 2005 Director’s Retirement Plan are reduced by the amount of the retirement benefits payable to the director under the frozen director retirement plan.  The 2005 Director’s Retirement Plan provides retirement, medical and death benefits to directors, including directors who are also employees, who have at least five years of service and retire after attaining age 65, or who, after attaining age 60 retire, die or become disabled.  Upon retirement on or after attaining age 65 with at least ten years of cumulative service, an eligible director’s annual retirement benefit is equal to 50% of the director’s aggregate annual compensation with respect to his final year of service, including fees paid to the director for attendance at regular monthly meetings and annual meetings of Oritani Bank and Oritani Financial Corp., monthly retainers, and any additional annual retainers paid to the director for service as a committee chair, lead director or otherwise.  If, after attaining age 60, a director retires, dies or becomes disabled, and such director has more than five years of service the director or his beneficiary will be entitled to the following percentage of benefit: 50% if the director has 5 to 6 years of service, 60% if the director has 6 to 7 years of service, 70% if the director has 7 to 8 years of service, 80% if the director has 8 to 9 years of service, 90% if the director has 9 to 10 years of service and 100% if the director has more than 10 years of service.  In the event of a change in control, each director will be deemed to have 10 years of service and attained age 65 for the purpose of calculating his benefit under the plan.  A director who retires prior to age 60 for any reason shall receive no benefit under the plan.  Each director was entitled to elect prior to December 31, 2006 to receive a lump sum payment upon a change in control in an amount equal to the present value of his plan benefits.  Benefits under the plan are generally payable in monthly installments for the director’s lifetime or as a joint and survivor form of benefit depending on the director’s marital status at the time of the payment triggering event.  Notwithstanding the foregoing, a director was permitted to elect prior to December 31, 2007, or if later, the last day of the transition period under Code section 409A, to receive his plan benefits in the form of a lump sum payment in the event of his disability prior to termination of service.  In the event a director who has served on the board for at least five years dies while in service, the director’s spouse will be entitled to a benefit calculated as if the director had continued service until age 65.  The amount of the survivor’s benefit will be based on the number of years the director would have served on the board assuming the director served on the board until age 65.  The benefit will be payable to the director’s spouse for the remainder of the spouse’s life, along with medical benefits.  As also described under “Senior Officers and Directors Post Retirement Medical Coverage,” medical benefits provided to directors and their spouses prior to the date of their retirement will continue to be provided to retired directors and their spouses, as long as the director lives, or, in the event the director dies while in office, the medical benefits will continue to be provided to the director’s spouse for his or her lifetime.  In the event the cost of medical benefits provided under the plan exceeds 200% of the cost of such benefits to Oritani Bank immediately prior to the director’s retirement, the cost in excess of 200% will be paid by the retired director or his or her spouse.

PROPOSAL II - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
 PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the fiscal year ended June 30, 2009 was KPMG LLP (“KPMG”).  The Audit Committee of the Board has approved the engagement of KPMG to be the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010, subject to the ratification of the appointment by the Company’s stockholders at the Annual Meeting.  Representatives of KPMG are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG is not required by the Company’s Bylaws or otherwise.  However, the Board is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

Fees Paid to KPMG

Set forth below is certain information concerning aggregate fees for professional services rendered by KPMG during fiscal years 2009 and 2008:

Audit Fees.  The aggregate fees billed to the Company by KPMG for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by KPMG in connection with statutory and regulatory filings and engagements were $330,000 and $315,000 during fiscal 2009 and 2008, respectively.

Audit Related Fees.  The aggregate fees billed to the Company by KPMG for assurance and related services rendered that are reasonably related to the performance of the audit of and review of the consolidated financial statements and that are not already reported in “Audit Fees” above, were $0 and $31,000 during fiscal 2009 and 2008, respectively. For fiscal 2008, these services were primarily related to consulting and review in connection with the Company’s contemplated acquisition of Greater Community Bancorp.

Tax Fees.  The aggregate fees billed to the Company by KPMG for professional services rendered for tax compliance were $82,750 and $77,050 during fiscal 2009 and 2008, respectively.

All Other Fees.  There were no “All Other Fees” for fiscal 2009 and 2008.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public accounting firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.  Pre-approval is provided for up to one year and any pre-approval is detailed as to particular service or category of services and is subject to a specific budget.  The Audit Committee has delegated pre-approval authority to its Chair when necessary, with subsequent reporting to the Audit Committee.  The independent registered public accounting firm and management are required to report to the Audit Committee quarterly regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date.

Required Vote and Recommendation of the Board

In order to ratify the appointment of KPMG as our independent registered public accounting firm for fiscal 2010, the proposal must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.

THE BOARD RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s Executive Office, 370 Pascack Road, Township of Washington, New Jersey 07676, no later than June 17, 2010.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

Under our Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of stockholders.  These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received (generally not later than twenty (20) days in advance of such meeting, subject to certain exceptions) by the Secretary of Oritani Financial Corp.

Nothing in the above paragraph shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

OTHER MATTERS

The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

The Audit Committee Report and the Report of the Compensation and Corporate Governance Committee included in this proxy statement shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference.  The Audit Committee Report shall not otherwise be deemed filed under such Acts.

An additional copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, will be furnished without charge upon written or telephonic request to Philip M. Wyks, Corporate Secretary, 370 Pascack Road, Township of Washington, New Jersey, 07676 or call (201) 664-5400.

/s/ Philip M. Wyks Philip M. Wyks Corporate Secretary

Township of Washington, New Jersey
October 15, 2009